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                                                                   EXHIBIT 5.01


                     OPINION OF MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                             PHILADELPHIA, PA 19103



                                                                January 27, 1999


Entercom Communications Corp.
401 City Avenue, Suite 409
Bala Cynwyd, PA 19004


Re: Entercom Communications Corp. -- Registration Statement on Form S-1

Ladies and Gentlemen:


We have acted as counsel for Entercom Communications Corp., a Pennsylvania corporation (the "Company"), in connection with the preparation of the registration statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the public offering (the "Offering") of up to 13,627,500 shares of the Company's Class A Common Stock, $.01 par value (the "Class A Common Stock"), of which up to 11,300,000 shares of Class A Common Stock (the "Company Shares") are to be newly issued and sold by the Company, and of which up to 2,327,500 shares of Class A Common Stock (the "Selling Shareholder Shares"), including 1,777,500 shares purchasable by the underwriters upon exercise of their over-allotment option, will be issued and outstanding prior to the closing of the Offering and are to be sold by the selling shareholder (the "Selling Shareholder") listed in the Registration Statement under "Selling Shareholder." This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.



In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Amended and Restated Articles of Incorporation filed with Pennsylvania Secretary of State on January 26, 1999; (c) the Company's Amended and Restated Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; (e) the Convertible Subordinated Promissory Note (the "Note") held by the Selling Shareholder; and (f) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. Our opinion set forth below is limited to the Pennsylvania Business Corporation Law of 1988.

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Based upon the foregoing, we are of the opinion that (i) the Company Shares, upon issuance by the Company in the manner and for the consideration contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable and (ii) the Selling Shareholder Shares, upon issuance by the Company upon the conversion of the Note in accordance with the terms of the Note, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the references to this Firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,



/s/ Morgan, Lewis & Bockius LLP